Exhibit 10.16

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”) dated as of Sept 9, 2014 (the “Effective Date”) between AB Management Services Corp., a Delaware corporation (the “Company”), and Bob Dimond (the “Executive”) (together, the “Parties”).

WHEREAS, the Executive desires to continue to be employed by the Company upon the terms and conditions contained herein;

Accordingly, the Parties agree as follows:

1. Employment and Acceptance. The Company shall employ the Executive, and Executive shall accept employment, subject to the terms of this Agreement immediately upon the Effective Date. This Agreement shall supersede all prior employment agreements, if any, between the Parties as of the Effective Date.

2. Term. Subject to earlier termination pursuant to Section 5 of this Agreement, this Agreement and the employment relationship hereunder shall continue from the Effective Date until the third anniversary of the Effective Date. As used in the Agreement, the “Term” shall refer to the period beginning on the Effective Date and ending on the date the Executive’s employment terminates in accordance with this Section 2 or Section 5. In the event that the Executive’s employment with the Company terminates, the Company’s obligation to continue to pay all base salary, as adjusted, bonus and other benefits then accrued shall terminate except as may be provided for in Section 5 of this Agreement.

3. Duties and Title.

3.1 Title. The Executive shall be employed to render exclusive and full-time services to the Company and, through the Management Services Agreements (the “Management Services Agreements”) between the Company and each of New Albertson’s, Inc. (“NAI”) and Albertson’s LLC (“Albertson’s”), dated as of March 21, 2013, to NAI and Albertson’s and their subsidiaries and affiliates. The Executive shall serve in the capacity of Chief Financial Officer of the Company.

3.2 Duties. The Executive will have such authority and responsibilities and will perform such executive duties customarily performed by a similarly titled executive, of a company in similar lines of business as the Company, its subsidiaries and its affiliates or as may be assigned to Executive by the Chief Executive Officer of the Company (the “CEO”). The Executive will devote all his full working-time and best efforts to the performance of such duties and to the promotion of the business and interests of the Company, its subsidiaries and its affiliates. Notwithstanding the foregoing, during the Term, subject to disclosure to, and approval by, the Board of Directors of the Company (“Board”) or the CEO, Executive may (a) continue to serve on any boards of directors upon which Executive serves as of the Effective Date, and (b) serve on other corporate, industry, civic or charitable boards and committees, provided that with respect to (a) and (b), (x) such activities, in the Board’s or CEO’s discretion, do not materially interfere with and are not inconsistent with Executive’s performance of his duties under this Agreement and (y) any such entity does not engage in the Business (as defined below).

4. Compensation and Benefits by the Company. As compensation for all services rendered pursuant to this Agreement, the Company shall provide the Executive the following during the Term:

4.1 Base Salary. The Company will pay to the Executive an annual base salary of $700,000, payable in accordance with the customary payroll practices of the Company (“Base Salary”). Executive shall be entitled to such increases, if any, in Base Salary as may be determined from time to time by the Board or the compensation committee of the Board (the “Compensation Committee”).

4.2 Bonuses. The Executive shall be eligible to receive a bonus (“Bonus”) under a plan established by the Company in the amount determined by the Board based upon achievement of performance measures derived from the business plan presented by management and approved by the Board. The Executive’s target bonus shall be 60% of Base Salary (the “Target Bonus”). If such performance measures are only partially achieved or not achieved, the Executive shall only be entitled to such Bonus, if any, as provided under the Bonus plan or as otherwise determined in the sole discretion of the Board. The Bonus, if any, shall be paid in the calendar quarter following the quarter in which such Bonus was earned.

4.3 Participation in Employee Benefit Plans. The Executive shall be entitled, if and to the extent eligible, to participate in all of the applicable benefit plans of the Company or its affiliates, which may be available to other senior executives of the Company, on the same terms as such other executives. The Company or its affiliates may at any time or from time to time amend, modify, suspend or terminate any employee benefit plan, program or arrangement for any reason without Executive’s consent if such amendment, modification, suspension or termination is consistent with the amendment, modification, suspension or termination for other employees of the Company and its affiliates.

4.4 Expense Reimbursement. The Executive shall be entitled to receive reimbursement for all appropriate business expenses incurred by him in connection with his duties under this Agreement in accordance with the policies of the Company as in effect from time to time.

5. Termination of Employment.

5.1 By the Company for Cause or by the Executive Without Good Reason. If: (i) the Company terminates the Executive’s employment with the Company for Cause (as defined below); or (ii) Executive terminates his employment without Good Reason (as defined below), the Executive shall be entitled to receive the following:

(a) payment for accrued unused vacation days, payable in accordance with Company policy;

(b) the Executive’s accrued but unpaid Base Salary and benefits set forth in Section 4.4, if any, to the date of termination;

(c) the earned but unpaid portion of the Bonus, if any, relating to the Bonus period in which the Executive is terminated, payable in accordance with Section 4.2; and

(d) expenses reimbursable under Section 4.4 incurred but not yet reimbursed to the Executive to the date of termination.

For the purposes of this Agreement, “Cause” means, as determined by the Board (or its designee), with respect to conduct during the Executive’s employment with the Company, whether or not committed during the Term, (i) conviction of a felony by the Executive; (ii) acts of intentional dishonesty by the Executive resulting or intending to result in personal gain or enrichment at the expense of the Company, its subsidiaries or its affiliates; (iii) the Executive’s material breach of his obligations under this Agreement; (iv) conduct by the Executive in connection with his duties hereunder that is fraudulent, unlawful or grossly negligent; (v) engaging in personal conduct by the Executive (including but not limited to employee harassment or discrimination, the use or possession at work of any illegal controlled substance) which seriously discredits or damages the Company, its subsidiaries or its affiliates; (vi) contravention of specific lawful direction from the Board or (vii) breach of the Executive’s covenants set forth in Section 6 below before termination of employment. The Executive shall have fifteen (15) business days after notice from the Company to cure the deficiency leading to the Cause determination (except with respect to (i) above), if curable. A termination for “Cause” shall be effective immediately (or on such other date set forth by the Company).

For the purposes of this Agreement, “Good Reason” means the occurrence of one or more of the following events (regardless of whether any other reason, other than Cause, for such termination exists or has occurred): (i) a reduction in the Executive’s Base Salary or Target Bonus, provided that, the Company may at any time or from time to time amend, modify, suspend or terminate any bonus, incentive compensation or other benefit plan or program provided to the Executive for any reason and without the Executive’s consent if such modification, suspension or termination (x) is a result of the underperformance of the Company under its business plan, or (y) is consistent with an “across the board” reduction for all senior executives of the Company, and, in each case, is undertaken in the Board’s reasonable business judgment acting in good faith and engaging in fair dealing with the Executive; or (ii) without the Executive’s prior written consent, relocation of the Executive’s principal location of work to any location that is in excess of 50 miles from the location thereof on the Effective Date.

The Company shall have fifteen (15) business days after receipt of notice from the Executive in writing specifying the deficiency to cure the deficiency that would result in Good Reason.

5.2 Due to Death or Disability. If: (i) the Executive’s employment terminates due to his death; or (ii) the Company terminates the Executive’s employment with the Company due to the Executive’s Disability (as defined below), in addition to the payments upon termination specified in Section 5.1, above, the Executive or the Executive’s legal representatives (as appropriate), shall be entitled to receive a lump sum payment in an amount equal twenty-five percent (25%) of the Executive’s Base Salary, less standard income and payroll tax withholding and other authorized deductions.

For the purposes of this Agreement, “Disability” means a determination by the Company in accordance with applicable law that as a result of a physical or mental injury or illness, the Executive is unable to perform the essential functions of his job with or without reasonable accommodation for a period of (i) ninety (90) consecutive days; or (ii) one hundred eighty (180) days in any one (1) year period.

The Company shall have no obligation to provide the benefits set forth above in the event that Executive breaches the provisions of Section 6.

5.3 By the Company Without Cause or By the Executive for Good Reason. If the Company terminates Executive’s employment without Cause or Executive terminates his employment for Good Reason, the Executive shall receive a lump sum severance payment as set forth in this Section 5.3, in addition to the payments upon termination specified in Section 5.1, upon execution without revocation of a valid release agreement in a form reasonably acceptable to the Company (the “Release”):

(a) lump sum payment equal to the Executive’s annual Base Salary for a period of twenty-four (24) months following such termination of employment if termination occurs during the first twelve (12) months of this Agreement and for a period of twelve (12) months if termination occurs during or after the thirteenth (13th) month of this Agreement, less standard income and payroll tax withholding and other authorized deductions;

(b) the Target Bonus as a lump sum payment for the period of severance owing under Section 5.3(a); and

(c) reimbursement of the cost of continuation coverage of group health coverage pursuant to COBRA for a maximum of six (6) months to the extent the Executive elects such continuation coverage and is eligible and subject to the terms of the plan and the law. If, and to the extent, that any benefit described in this Section 5.3(c) cannot be paid or provided under any policy, plan, program or arrangement of the Company, then the Company will itself pay or provide for the payment to the Executive, his dependents, eligible family members and beneficiaries, of such benefits, along with, in the case of any benefit described in this Section 5.3(c) which is subject to tax because it is not or cannot be paid or provided under any such policy, plan, program or arrangement of the Company, an additional amount such that after payment by the Executive, or his dependents or beneficiaries, as the case may be, of all taxes so imposed, the recipient retains an amount equal to such taxes. Notwithstanding the foregoing, benefits under this Section 5.3(c) shall cease when the Executive is covered under another group health plan.

The Company shall have no obligation to provide the benefits set forth above in the event that Executive breaches the provisions of Section 6 of this Agreement. The Executive must sign and not revoke, and the Release must become effective, not later than sixty (60) days following his last day of employment. If the severance payments are otherwise subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), they shall begin (or be paid, as applicable) on the first pay period following the date that is sixty (60) days after the Executive’s employment terminates. If the payments are not otherwise subject to Section 409A of the Code, they shall begin (or be paid, as applicable) on the first pay period after the Release becomes effective.

5.4 No Mitigation. The obligations of the Company to Executive which arise upon the termination of his employment pursuant to this Section 5 shall not be subject to mitigation or offset.

5.5 Removal from any Boards and Position. If the Executive’s employment is terminated for any reason under this Agreement, he shall be deemed to resign (i) if a member, from the Board or board of directors of any subsidiary or affiliate of the Company or any other board to which he has been appointed or nominated by or on behalf of the Company and (ii) from any position with the Company or any subsidiary or affiliate of the Company, including, but not limited to, as an officer of the Company and any of its subsidiaries.

5.6 Continued Employment Beyond the Expiration of the Term. Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company beyond the expiration of the Term shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and Executive’s employment may thereafter be terminated at will by either Executive or the Company; provided that Sections 6, 7, 8, 9.7 and 9.12 of this Agreement shall survive any termination of this Agreement or the termination of the Executive’s employment hereunder.

6. Restrictions and Obligations of the Executive.

6.1 Confidentiality.

(a) During the course of the Executive’s employment by the Company and its affiliates (prior to and during the Term), the Executive has had and will have access to certain trade secrets and confidential information relating to the Company, its subsidiaries and its affiliates (the “Protected Parties”) which is not readily available from sources outside the Protected Parties. The confidential and proprietary information and, in any material respect, trade secrets of the Protected Parties are among their most valuable assets, including but not limited to, their customer, supplier and vendor lists, databases, competitive strategies, computer programs, frameworks, or models, their marketing programs, their sales, financial, marketing, training and technical information, their product development (and proprietary product data) and any other information, whether communicated orally, electronically, in writing or in other tangible forms concerning how the Protected Parties create, develop, acquire or maintain their products and marketing plans, target their potential customers and operate their retail and other businesses. The Protected Parties invested, and continue to invest, considerable amounts of time and money in their process, technology, know-how, obtaining and developing the goodwill of their customers, their other external relationships, their data systems and data bases, and all the information described above (hereinafter collectively referred to as “Confidential Information”), and any misappropriation or unauthorized disclosure of Confidential Information in any form would irreparably harm the Protected Parties. The Executive acknowledges that such Confidential Information constitutes valuable, highly confidential, special and unique property of the Protected Parties. The Executive shall hold in a fiduciary capacity for the benefit of the Protected Parties all Confidential Information relating to the Protected Parties and their businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or its affiliates and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement).

Except as required by law or an order of a court or governmental agency with jurisdiction, the Executive shall not, during the period the Executive is employed by the Company, its subsidiaries or its affiliates, or at any time thereafter disclose any Confidential Information, directly or indirectly, to any person or entity, nor shall the Executive use it in any way, except in the course of the Executive’s employment with, and for the benefit of, the Protected Parties or to enforce any rights or defend any claims hereunder or under any other agreement to which the Executive is a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings related thereto. The Executive shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Executive understands and agrees that the Executive shall acquire no rights to any such Confidential Information.

(b) All files, records, documents, drawings, specifications, data, computer programs, evaluation mechanisms and analytics and similar items relating thereto or to the Business (for the purposes of this Agreement, “Business” shall be as defined in Section 6.3 hereof), as well as all customer lists, specific customer information, compilations of product research and marketing techniques of the Company and its affiliates, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall remain the exclusive property of the Company, its subsidiaries and its affiliates, and the Executive shall not remove any such items from the premises of the Company, its subsidiaries and its affiliates, except in furtherance of the Executive’s duties under any employment agreement.

(c) It is understood that while employed by the Company, its subsidiaries or its affiliates, the Executive will promptly disclose to it, and assign to it the Executive’s interest in any invention, improvement or discovery made or conceived by the Executive, either alone or jointly with others, which arises out of the Executive’s employment. At the Company’s request and expense, the Executive will assist the Company, its subsidiaries and its affiliates during the period of the Executive’s employment by the Company, its subsidiaries and its affiliates and thereafter in connection with any controversy or legal proceeding relating to such invention, improvement or discovery and in obtaining domestic and foreign patent or other protection covering the same.

(d) As requested by the Company and at the Company’s expense, from time to time and upon the termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company, its subsidiaries and its affiliates all copies and embodiments, in whatever form, of all Confidential Information in the Executive’s possession or within his control (including, but not limited to, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of such material. If requested by the Company, the Executive will provide the Company with written confirmation that all such materials have been delivered to the Company as provided herein.

6.2 Non-Solicitation or Hire. During the Term and for the Restricted Period (as defined below) immediately following the termination of the Executive’s employment for any reason, the Executive shall not directly or indirectly solicit or attempt to solicit or induce, directly or indirectly, (a) any supplier, vendor or service provider to the Company, its subsidiaries or its affiliates to terminate, reduce or alter negatively its relationship with the Company, its subsidiaries or its affiliates or in any manner interfere with any agreement or contract between the Company, its subsidiaries or its affiliates and such supplier, vendor or service provider; or (b) any employee of the Company, its subsidiaries or its affiliates or any person who was an employee of the Company, its subsidiaries or its affiliates during the twelve (12) month period immediately prior to the date the Executive’s employment terminates to terminate such employee’s employment relationship with the Protected Parties in order, in either case, to enter into a similar relationship with the Executive, or any other person or any entity in competition with the Business (as defined in Section 6.3 below) of the Company, its subsidiaries or its affiliates.

For the purposes of this Agreement, “Restricted Period” means a period equal to a period of twenty-four (24) months if a termination of the Executive’s employment occurs during the first twelve (12) months of this Agreement or a period of twelve (12) months if such termination occurs during or after the thirteenth (13th) month of this Agreement.

6.3 Non-Competition. During the Term and for the Restricted Period immediately following the termination of Executive’s employment by the Company (for any reason), the Executive shall not, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of the Company, its subsidiaries or its affiliates, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit his name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which engages or proposes to engage in any business conducted by the Company, its subsidiaries or its affiliates on the date of the Executive’s termination of employment or within twelve (12) months of the Executive’s termination of employment in the geographic locations where the Company, its subsidiaries or its affiliates engage or, to the Executive’s knowledge, propose to engage in such business (the “Business”). Notwithstanding the foregoing, nothing in this Agreement shall prevent the Executive from owning for passive investment purposes not intended to circumvent this Agreement, less than five percent (5%) of the publicly traded common equity securities of any company engaged in the Business (so long as the Executive has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded the Executive in connection with any permissible equity ownership).

6.4 Property. The Executive acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during his employment by the Company, its subsidiaries or its affiliates are the sole property of the Company, its subsidiaries and its affiliates (“Company Property”). During the Term, and at all times thereafter, the Executive shall not remove, or cause to be removed, from the premises of the Company, its subsidiaries or its affiliates copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Company, its subsidiaries or its affiliates, except in furtherance of his duties under the Agreement, When the Executive’s employment with the Company terminates, or upon request of the Company at any time, the Executive shall promptly deliver to the Company all copies of Company Property in his possession or control.

6.5 Nondisparagement. The Executive agrees that he will not at any time (whether during or after the Term) publish or communicate to any person or entity any Disparaging (as defined below) remarks, comments or statements concerning the Company, Cerberus Capital Management, L.P., their parents, subsidiaries and affiliates, and their respective present and former members, partners, directors, officers, shareholders, employees, agents, attorneys, successors and assigns. “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.

7. Remedies; Specific Performance. The Parties acknowledge and agree that the Executive’s breach or threatened breach of any of the restrictions set forth in Section 6 will result in irreparable and continuing damage to the Protected Parties for which there may be no adequate remedy at law and that the Protected Parties shall be entitled to equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach. The Executive hereby consents to the grant of an injunction (temporary or otherwise) against the Executive or the entry of any other court order against the Executive prohibiting and enjoining him from violating, or directing him to comply with any provision of Section 6. The Executive also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Protected Parties against him for such breaches or threatened or attempted breaches. In addition, without limiting the Protected Parties’ remedies for any breach of any restriction on the Executive set forth in Section 6, except as required by law, the Executive shall not be entitled to any payments set forth in Section 5.3 hereof if the Executive has breached the covenants applicable to the Executive contained in Section 6, the Executive will immediately return to the Protected Parties any such payments previously received under Section 5.3, upon such a breach, and, in the event of such breach, the Protected Parties will have no obligation to pay any of the amounts that remain payable by the Company under Section 5.3.

8. Indemnification. The Company agrees, to the extent permitted by applicable law and its organizational documents, to indemnify, defend and hold harmless the Executive from and against any and all losses, suits, actions, causes of action, judgments, damages, liabilities, penalties, fines, costs or claims of any kind or nature (“Indemnified Claim”), including reasonable legal fees and related costs incurred by the Executive in connection with the preparation for or defense of any Indemnified Claim, whether or not resulting in any liability, to which Executive may become subject or liable or which may be incurred by or assessed against Executive, relating to or arising out of his employment by the Company or the services to be performed pursuant to this Agreement, provided that the Company shall only defend, but not indemnify or hold Executive harmless, from and against an Indemnified Claim in the event there is a final, non-appealable, determination that Executive’s liability with respect to such Indemnified Claim resulted from Executive’s willful misconduct or gross negligence. The Company’s obligations under this section shall be in addition to any other right, remedy or indemnification which Executive may have or be entitled to at common law or otherwise.

9. Other Provisions.

9.1 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid or overnight mail and shall be deemed given when so delivered personally, telegraphed, telexed, or sent by facsimile transmission or, if mailed, four (4) days after the date of mailing or one (1) day after overnight mail, as follows:

(a) If the Company, to:

AB Management Services Corp.

Attention: Andrew J. Scoggin

Telephone: (208) 395-5785

With copies to: Rick Navarro

(b) If the Executive, to the Executive’s home address reflected in the Company’s records, with copies to:

Hogan Lovells US LLP

1999 Avenue of the Stars, Suite 1400

Los Angeles, CA 90067

Attention: Barry L. Dastin, Esq.

Telephone: (310) 785-4717

Fax: (310) 775-4551

9.2 Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

9.3 Limitation on Payments and Benefits. Notwithstanding any provision of this Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes). Whether requested by the Executive or the Company, the determination of whether any reduction in such payments or benefits to be provided under this Agreement or otherwise is required pursuant to the preceding sentence will be made at the expense of the Company by the Company’s independent accountant. The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 9.3 will not of itself limit or otherwise affect any other rights of the Executive other than pursuant to this Agreement. In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced pursuant to this Section 9.3, cash severance payable hereunder shall be reduced first, then other cash payments that qualify as Excess Parachute Payments payable to the Executive, then non-cash benefits shall be reduced, as determined by the Company.

9.4 Waiver and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

9.5 Compliance with Law. Section 409A. The Company and the Executive intend that the payments and benefits provided for in this Agreement either be exempt from Section 409A of the Code, or be provided in a manner that complies with Section 409A of the Code, and any ambiguity herein shall be interpreted so as to be consistent with the intent of this Section 9.6. Notwithstanding anything contained herein to the contrary, all payments and benefits under Section 5.3 of this Agreement shall be paid or provided only at the time of a termination of the Executive’s employment that constitutes a “separation from service” from the Company within the meaning of Section 409A of the Code and the regulations and guidance promulgated thereunder (determined after applying the presumptions set forth in Treas. Reg. Section 1.409A-1(h)(1)). Further, if at the time of the Executive’s termination of employment with the Company, the Executive is a “specified employee” as defined in Section 409A of the Code as determined by the Company in accordance with Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in payments or benefits ultimately paid or provided to the Executive) until the date that is at least six (6) months following the Executive’s termination of employment with the Company (or the earliest date permitted under Section 409A of the Code), whereupon the Company will pay the Executive a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to the Executive under this Agreement during the period in which such payments or benefits were deferred. Thereafter, payments will resume in accordance with this Agreement.

Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any calendar year shall not affect in-kind benefits or reimbursements to be provided in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by the Executive and, if timely submitted, reimbursement payments shall be promptly made to the

Executive following such submission, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred. In no event shall the Executive be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred. This paragraph shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to the Executive.

Additionally, in the event that following the date hereof the Company or the Executive reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code, the Company and the Executive shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (x) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (y) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

9.6 Governing Law, Dispute Resolution and Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Idaho applicable to agreements made and not to be performed entirely within such state, without regard to conflicts of laws principles.

9.7 Assignability by the Company and the Executive. This Agreement, and the rights and obligations hereunder, may not be assigned by the Company or the Executive without written consent signed by the other party; provided that the Company may assign the Agreement to any successor that continues the business of the Company.

9.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

9.9 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

9.10 Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated. The Executive acknowledges that the restrictive covenants contained in Section 6 are a condition of this Agreement and are reasonable and valid in temporal scope and in all other respects.

9.11 Judicial Modification. If any court determines that any of the covenants in Section 6, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court shall reduce such scope to the minimum extent necessary to make such covenants valid and enforceable.

9.12 Tax Withholding. The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Board to satisfy all obligations for the payment of such withholding taxes.

9.13 Guaranty.

(a) NAI and Albertson’s (each a “Guarantor” and together, the “Guarantors”) hereby, severally and not jointly, guarantee (the “Guaranty”) the payment to the Executive of its Pro Rata Share of any amount payable by the Company pursuant to this Agreement. The Pro Rata Share of a Guarantor shall mean the percentage of the salary, employee benefit costs and any severance costs allocated to the Guarantor under the Management Services Agreements.

(b) Representations and Warranties. Albertson’s is a limited liability company duly organized, validly existing and duly qualified or has corporate licenses and in good standing under the Laws of the State of Delaware. NAI is a corporation duly organized, validly existing and duly qualified or has corporate licenses and in good standing under the Laws of the State of Delaware. The Guarantors have all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by the Guarantors and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Guarantors. This Agreement has been duly and validly executed and delivered by the Guarantors to the extent it is a party thereto and, assuming this Agreement has been duly authorized, executed and delivered by the Executive, this Agreement constitutes a legal, valid and binding obligation of the Guarantors to the extent it is a party hereto, enforceable against it in accordance with its terms to the extent it is a party hereto.

(c) Each Guarantor hereby expressly agrees that the Guarantor is executing this Agreement solely for purposes of this Section 9.13.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.

EXECUTIVE

/s/ Robert B. Diamond

AB MANAGEMENT SERVICES CORP.

By:	/s/ Robert G. Miller

Solely for purpose of Section 9.13 of this Agreement:

NEW ALBERTSON’S, INC.

By:	/s/ Justin Dye

ALBERTSON’S LLC

By:	/s/ Andrew J. Scoggin

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT to the Employment Agreement (as defined below) (this “Amendment”) is entered into as of              , by and between AB Management Services Corp., a Delaware corporation (the “Company”) and Bob Dimond (the “Executive,” and together with the Company, the “Parties”).

WHEREAS, the Company and the Executive have entered into an Employment Agreement dated September 9, 2014 (the “Employment Agreement”);

WHEREAS, AB Acquisition LLC; Albertson’s Holdings LLC; Albertson’s LLC; Saturn Acquisition Merger Sub, Inc. (“Merger Sub”); and Safeway Inc. (“Safeway”) have entered into an Agreement and Plan of Merger dated March 6, 2014 (the “Merger Agreement”) related to Merger Sub’s merger with Safeway (the “Transaction”);

WHEREAS, in connection with the consummation of the Transaction, the Parties wish to extend the term of the Executive’s employment with the Company;

WHEREAS, in connection with the extension of the term of the Executive’s employment with the Company, the Parties wish to establish the terms of Executive’s employment with the Company as of and following the consummation of the Transaction; and

WHEREAS, the Parties desire to amend the Employment Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and benefits of the Parties and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties do hereby agree, effective as of the Closing Date (as defined in the Merger Agreement):

1. The first sentence of Section 2 of the Employment Agreement shall be amended to read in its entirety as follows:

“Subject to earlier termination pursuant to Section 5 of this Agreement, this Agreement and the employment relationship hereunder shall continue from the Effective Date until the third anniversary of the Closing Date (as defined in the Agreement and Plan of Merger among AB Acquisition LLC; Albertson’s Holdings LLC; Albertson’s LLC; Saturn Acquisition Merger Sub, Inc.; and Safeway Inc., dated as of March 6, 2014 (the “Merger Agreement”)).”

2. Section 4.4 of the Employment Agreement shall be modified by inserting “as well as reimbursement for the costs of Executive preparing his applicable tax returns up to $8,000 annually” after “time to time”

3. Section 4.5 of the Employment Agreement shall be amended to read in its entirety as follows:

“[Intentionally Omitted.]”

4. The last sentence of Section 4.6(a) of the Employment Agreement shall be amended to read in its entirety as follows:

“The Company shall cause AB Acquisition LLC to use its reasonable best efforts to make or advance tax distributions to Executive to enable Executive to timely pay Executive’s federal and state income taxes relating to the equity interests of AB Acquisition LLC, subject to the terms of the credit facilities of AB Acquisition LLC or its subsidiaries and the agreement of AB Acquisition LLC and certain of its subsidiaries with the Pension Benefit Guaranty Corporation.”

5. The following shall be added as a new Section 4.6(f) of the Employment Agreement:

“In connection with the Merger (as defined in the Merger Agreement), the Class B Units and Class C Units of AB Acquisition LLC held by the Executive shall be converted into ABS Units, NAI Units and Saturn Units (each a “Unit”) as set forth in the Fourth Amended And Restated Limited Liability Company Agreement of AB Acquisition LLC, as amended and such Units will continue to be subject to Section 4.6(d), but only with respect to a termination of employment prior to the first anniversary of the Closing Date (as defined in the Merger Agreement).”

6. The following shall be added as a new Section 4.7 of the Employment Agreement:

“4.7 Notwithstanding anything to the contrary in this Agreement, (x) the Class B Units and Class C Units of AB Acquisition LLC owned by Executive are, or shall hereby be, (i) fully vested and (ii) not subject to forfeiture or termination for any reason, (y) the Class B Units have satisfied any threshold prior to entitlement for distributions and (z) upon conversion of the Class C Units into Units upon the Merger, such Units shall not be subject to any thresholds prior to entitlement for distributions.”

7. The phrase “Section 4.5 and” in Section 5.1 shall be deleted.

8. The phrase “Section 4.5 (LTIP) and” in Section 5.6 shall be deleted.

9. Section 5.3(a) of the Employment Agreement shall be amended to read in its entirety as follows:

“Lump sum payment equal to the Executive’s annual Base Salary from the date of such termination of employment through the third anniversary of the Closing Date, if termination occurs on or prior to the first anniversary of the Closing Date and for a period of twenty-four (24) months if termination occurs following the first anniversary of the Closing Date, less standard income and payroll tax withholding and other authorized deductions;”

10. The first sentence of Section 5.3(c) of the Employment Agreement shall be amended to read in its entirety as follows:

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“reimbursement of the cost of continuation coverage of group health coverage (including family coverage) for thirty-six (36) months. The Executive shall elect continuation coverage pursuant to COBRA. The thirty-six (36) month period shall include, and run concurrently with, the maximum continuation coverage period pursuant to COBRA.”

11. Section 5.3(c) of the Employment Agreement shall be amended as follows: inserting “, eligible family members,” after “payment to the Executive, his dependent”

12. Section 9.1(b) of the Employment Agreement shall be amended to read in its entirety as follows:

“If the Executive, to the Executive’s home address reflected in the Company’s records, with copies to:

Hogan Lovells US LLP

1999 Avenue of the Stars, Suite 1400

Los Angeles, CA 90067

Attention:         Barry L. Dastin, Esq.

Telephone:       (310) 785-4717

Fax:                 (310) 775-4551”

13. This Amendment shall be effective as of the Closing Date. Unless otherwise set forth in this Amendment, all of the other provisions of the Employment Agreement shall remain in full force and effect. If the Closing Date does not occur on or prior to June 5, 2015, this Amendment shall be null and void and of no further force or effect.

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

AB MANAGEMENT SERVICES CORP.

By:	/s/ Robert Miller
Name: Robert Miller
Title: Chief Executive Officer

EXECUTIVE

/s/ Bob Diamond
Bob Diamond

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